As filed with the Securities and Exchange Commission on April 28, 2004

                                             Registration No. 04-000008

________________________________________________________________________

                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM S-8
                        REGISTRATION STATEMENT
                  Under the Securities Act of 1933


                     INTERTAPE POLYMER GROUP INC.
         (exact name of registrant as specified in its charter)

           Canada                                             None
 (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                        Identification No.)


                   110 E Montee de Liesse Boulevard
                  St. Laurent, Quebec, Canada H4T 1N4
                            (514) 731-7591

     (Address of Principal Executive Offices, including Zip Code)

     Intertape Polymer Group Inc. USA Employees' Stock Ownership
                     And Retirement Savings Plan
                      (Full title of the plans)

                          Burgess H. Hildreth
                     Intertape Polymer Group Inc.
                        3647 Cortez Road West
                       Bradenton, Florida  34210

                (Name and address of agent for service)


                      CALCULATION OF REGISTRATION FEE

_______________________________________________________________________________________________________
                                                  Proposed Maximum    Proposed Maximum       Amount of
Title of Each Class of           Amount to be      Offering Price        Aggregate         Registration
Securities to be Registered(1)   Registered(1)     Per Share (2)     Offering Price (2)       Fee (2)
_______________________________________________________________________________________________________

Common Shares, no par value        300,000(1)        $8.50(2)           $2,550,000(2)        $  323.08(2)
                                   _______                              __________           _________
                    TOTAL:         300,000(1)          ----             $2,550,000           $  323.08

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Common Shares of Intertape Polymer Group Inc. as reported on the New York Stock Exchange on April 27, 2004.

                                     PART I
           INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1:  Plan Information

     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the Intertape
Polymer Group Inc. USA Employees' Stock Ownership and Retirement Savings Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2:  Registrant Information and Employee Plan Annual Information

      Intertape Polymer Group Inc. will provide, without charge, to participants in the Intertape Polymer Group Inc. USA Employees' Stock
Ownership and Retirement Savings Plan, upon written or oral request, copies of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the
Section 10(a) prospectus, as well as copies of other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act.
Requests should be directed to Burgess H. Hildreth, Intertape Polymer Group Inc., 3647 Cortez Road West, Bradenton, Florida 34210. Intertape Polymer Group Inc.'s telephone number is 877-318-5752.

                                 PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:  Incorporation of Certain Documents by Reference

     Intertape Polymer Group Inc. hereby incorporates by reference in this Registration Statement the following documents filed by it with the Securities and Exchange Commission (the "Commission"):

     (1) Annual Report on Form 40-F for the fiscal year ended December 31, 2002 filed May 20, 2003, File No. 03-000006.

     (2) The description of Intertape Polymer Group Inc.'s common shares contained in Form 8-A filed November 13, 1991, File No. 001-10928, including any amendment or report updating this description.

     (3) 2003 First Quarterly Report on Form 6-K filed May 22, 2003, File No. 03-000008.

     (4) 2003 Second Quarterly Report on Form 6-K filed August 12, 2003, File No. 03-000018.

     (5) 2003 Third Quarterly Report on Form 6-K filed November 14, 2003, File No. 03-000039.

     (6) Registration Statement on Form S-8 filed August 19, 2003, File No. 03-000021, in connection with Intertape Polymer Group Inc.'s USA Employees' Stock Ownership and Retirement Savings Plan.

     (7) Registration Statement on Form F-3 filed October 24, 2003, File No. 03-000031, regarding 1,030,767 Common Shares of Intertape Polymer Group Inc. held by N. Quintas-Projectos E Investimentos, S.A.

     (8)  Reports on Form 6-K filed as follows:

                April 7, 2003           File No. 03-004599
                April 30, 2003          File No. 03-000004
                June 13, 2003           File No. 03-000009; File No. 03-000010;
                                        File No. 03-000011; File No. 03-000012
                July 14, 2003           File No. 03-000014
                July 28, 2003           File No. 03-000016
                September 8, 2003       File No. 03-000023
                September 24, 2003      File No. 03-000026
                September 30, 2003      File No. 03-000028
                October 15, 2003        File No. 03-000029
                November 4, 2003        File No. 03-000037
                April 27, 2004          File No. 04-000006

     (9) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by Intertape Polymer Group Inc.'s annual report referenced in (1) above.

     All documents subsequently filed by Intertape Polymer Group Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered under the Intertape Polymer Group Inc. USA Employees' Stock Ownership and Retirement Savings Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4:  Description of Securities

     Not applicable.

Item 5:  Interests of Named Experts and Counsel

     None of the following experts or counsel has, nor shall any of them receive, any interest that would require disclosure in this Registration Statement.

     Certain legal matters relating to Canadian law will be passed upon for Intertape Polymer Group Inc. by Stikeman Elliott LLP, Montreal, Quebec, Canada. Michael L. Richards, a Director of Intertape Polymer Group Inc., is a senior partner in the law firm of Stikeman Elliott LLP.

     The financial statements and the related financial statement schedules included in or incorporated by reference in this Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Raymond Chabot Grant Thornton, General Partnership, independent chartered accountants, Montreal, Quebec, Canada.

Item 6:  Indemnification of Directors and Officers

     Under the Canada Business Corporations Act, Intertape Polymer Group Inc. may indemnify a present or former director or officer or a person who acts or acted at its request as a director or officer of another corporation of which Intertape Polymer Group Inc. is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Intertape Polymer Group Inc. or such other corporation and provided that the director or officer acted honestly and in good faith with a view to Intertape Polymer Group Inc.'s best interests, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Intertape Polymer Group Inc. as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

     In accordance with the Canada Business Corporation Act, the By-Laws of Intertape Polymer Group Inc. provide that it shall indemnify a present or former director or officer or a person who acts or acted at Intertape Polymer Group Inc.'s request as a director or officer of a body corporate of which Intertape Polymer Group Inc. is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfaction of judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Intertape Polymer Group Inc. or such body corporate, if (i) he or she acted honestly and in good faith with a view to Intertape Polymer Group Inc.'s best interests; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. Intertape Polymer Group Inc. will also indemnify such person in such other circumstances as the Canada Business Corporation Act or law permits or requires. The By-Laws do not limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the By-Laws.

     A directors' and officers' liability insurance policy is maintained by Intertape Polymer Group Inc., which insures directors and officers for losses as a result of claims against the directors and officers of Intertape Polymer Group Inc. in their capacity as directors and officers and also reimburses Intertape Polymer Group Inc. for payments made pursuant to the indemnity provisions under the Canada Business Corporation Act and the By-Laws of Intertape Polymer Group Inc.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Intertape Polymer Group Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against United States public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable in the United States. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7:  Exemption from Registration Claimed

     Not applicable.


Item 8:  Exhibits

Exhibit
Number                   Document Description                          Page No.

4.1          Certificate of Incorporation of Registrant:           By Reference
               - Certificate of Incorporation/Articles of
                 Incorporation dated December 22, 1989
               - Certificate of Amendment/Articles of
                 Amendment dated October 8, 1991
               - Certificate of Amendment/Articles of
                 Amendment dated October 31, 1991
               - Certificate of Amendment/Articles of
                 Amalgamation dated August 31, 1993
               - Certificate of Amendment/Articles of
                 Amendment dated May 22, 1996

4.2              By-Laws of Intertape Polymer Group Inc.,          By Reference
                 as amended

4.3              Intertape Polymer Group Inc. USA Employees'
                 Stock Ownership and Retirement Savings Plan       By Reference

5.1              Opinion of Stikeman Elliott LLP regarding legality
                 of securities being registered                       _______

5.2              Intertape Polymer Group Inc. undertakes to
                 submit the Plan and any amendments thereto to
                 the Internal Revenue Service in a timely manner
                 and has made or will make all changes required
                 by the IRS in order to qualify the Plan               N/A

23.1             Consent of Counsel, Stikeman Elliott LLP
                 (Contained in Exhibit 5.1)                           _______

23.2             Consent of Independent Chartered Accountants,
                 Raymond Chabot Grant Thornton, General
                 Partnership                                          _______

24.1             Power of Attorney (included on signature page of
                 this Registration Statement)                         _______

Item 9.  Undertakings

     (a)  The undersigned, Intertape Polymer Group Inc., hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Paragraphs 1(i) and 1(ii) above do not apply, however, if the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned, Intertape Polymer Group Inc., hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Incorporated Annual and Quarterly Reports. The undersigned, Intertape Polymer Group Inc., hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Indemnification for Liabilities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Intertape Polymer Group Inc., pursuant to the foregoing provisions, or otherwise, Intertape Polymer Group Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Intertape Polymer Group Inc. of expenses incurred or paid by a director, officer or controlling person of Intertape Polymer Group Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Intertape Polymer Group Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Intertape Polymer Group Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bradenton, State of Florida, on April 27, 2004.

                                    INTERTAPE POLYMER GROUP INC.
                                            (Registrant)


                                    By: /s/Andrew M. Archibald
                                    Name: Andrew M. Archibald, C.A.
                                    Title: Chief Financial Officer, Secretary
                                           and Vice President, Administration


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                 POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Andrew
M. Archibald or Melbourne F. Yull and each of them, as his true and lawful attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign in the name and on behalf of such person individually and in the capacities stated below, any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.


Signature                        Title                             Date

/s/Melbourne F. Yull
Melbourne F. Yull              Chairman of the Board of
                               Directors and Chief Executive
                               Officer
                               (Principal Executive Officer)   April 26, 2004

/s/Andrew M. Archibald
Andrew M. Archibald, C.A.      Vice President, Administration
                               Chief Financial Officer, and
                               Secretary
                               (Principal Financial Officer)   April 26, 2004

/s/Victor DiTommaso
Victor DiTommaso, CPA          Vice President, Finance
                               (Chief Accounting Officer)      April 26, 2004

/s/Michael L. Richards
Michael L. Richards            Director                        April 26, 2004

/s/Ben J. Davenport, Jr.
Ben J. Davenport, Jr.          Director                        April 26, 2004

/s/L. Robbie Shaw
L. Robbie Shaw                 Director                        April 26, 2004

/s/Gordon R. Cunningham
Gordon R. Cunningham           Director                        April 26, 2004

/s/J. Spencer Lanthier
J. Spencer Lanthier            Director                        April 27, 2004

/s/Thomas E. Costello
Thomas E. Costello             Director                        April 26, 2004

/s/Burgess H. Hildreth
Burgess H. Hildreth            United States Authorized
                               Representative                  April 26, 2004


                         SIGNATURES - THE PLAN

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Bradenton, State of Florida, on April 27, 2004.

                                   INTERTAPE POLYMER GROUP INC. USA
                                   EMPLOYEES' STOCK OWNERSHIP AND
                                   RETIREMENT SAVINGS PLAN

                                   By: IPG Administrative Services Inc.


                                   By: /s/Burgess H. Hildreth
                                       Burgess Hildreth
                                       Vice President - Administration

                                   EXHIBIT INDEX


Exhibit             Document Description	           Exhibit Appears at
Number                                                    Sequentially Numbered
                                                                 Page

4.1          Certificate of Incorporation, as amended          By Reference
4.2          By-Laws of Intertape Polymer Group Inc.           By Reference
4.3          Intertape Polymer Group Inc. USA Employees'
             Stock Ownership and Retirement Savings Plan       By Reference
5.1          Opinion of Stikeman Elliott LLP regarding
             legality of Securities being registered               15
23.1         Consent of Counsel (contained in Exhibit 5.1)         N/A
23.2         Consent of Independent Chartered Accountants          17
24.1         Power of Attorney                                     11

                     STIKEMAN ELLIOTT LLP
                    Barristers & Solicitors
1155 Rene-Levesque Blvd. West, 40th Floor, Montreal, Quebec, Canada H3B 3V2
     Tel: (514) 397-3000 Fax: (514) 397-3222 www.stikeman.com


          EXHIBIT 5.1 to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission under the
           United States Securities Act of 1933, as amended


April 28, 2004

INTERTAPE POLYMER GROUP INC.
110 E. Montee De Liesse
St. Laurent, Quebec
Canada H4T IN4

Gentlemen:

     We have acted as counsel for Intertape Polymer Group Inc., a corporation organized under the Canada Business Corporation Act (the "Company"), in connection with the proposed issuance of common shares, no par value, of the Company to the Intertape Polymer Group Inc. USA Employees' Stock Ownership and Retirement Savings Plan (the "Plan"). The Company intends, on or about April 28, 2004, to file with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Act"), with respect to the common shares to be issued by the Company to the Plan. In connection with the foregoing, we have examined, considered and relied upon copies of the following documents (collectively, the "Documents"): (i) the constating documents of the Company which include its articles of incorporation, various articles of amendment, articles of amalgamation, and bylaws; (ii) resolutions of the Company's Board of Directors authorizing the issuance of the common shares to the Plan; (iii) the Registration Statement and schedules and exhibits thereto; and (iv) such other documents and instruments that we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed without investigation, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the Documents.

     Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the common shares to be issued by the Company to the Plan have been duly and validly authorized, and when issued and fully paid, will be validly issued, fully paid and non-assessable.

     We express no opinion as to the laws of any jurisdiction other than the laws of the Province of Quebec and the federal laws of Canada applicable therein. The opinions expressed herein concern only the effect of the laws (excluding the principles of conflict of laws) of the Province of Quebec and the federal laws of Canada applicable therein as currently in effect. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention, or any change in law that may occur or become effective at a later date.

     We hereby consent to the reference to us and the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

						Yours truly,


						/s/ STIKEMAN ELLIOTT LLP

EXHIBIT 23.2


              CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Intertape Polymer Group Inc. USA Employees'
Stock Ownership and Retirement Savings Plan of our report dated February 21, 2003, on the Consolidated Financial Statements of Intertape Polymer Group Inc., included in the Annual Report on Form 40-F filed with the Securities and Exchange Commission on May 20, 2003.



/s/ Raymond Chabot Grant Thornton

General Partnership
Chartered Accountants

Montreal, Canada
April 27, 2004